Exhibit 99.1

Pyxis Oncology Reports Second Quarter 2026 Financial Results and Advances MICVO Toward Key 2026 Clinical Milestones

Updated data from the MICVO Phase 1 monotherapy study in 2L+ R/M HNSCC on track to be reported in Fall 2026; update to include detailed analyses of patients treated at or below a dose cap

Updated data from the MICVO Phase 1/2 combination study with pembrolizumab in 1L R/M HNSCC on track to be reported in the fourth quarter of 2026

Completed private placement financing for up to $114 million, providing approximately $50 million in upfront gross proceeds to support additional patient follow-up

Upfront proceeds from the private placement, together with existing cash, extended the Company’s cash runway into the second quarter of 2027

BOSTON, August 13, 2026 (GLOBE NEWSWIRE)— Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical-stage company developing next-generation therapeutics for difficult-to-treat cancers, today reported financial results for the quarter ended June 30, 2026, and highlighted continued advancement of the micvotabart pelidotin (MICVO) clinical development programs.

“The second quarter was marked by continued execution across the MICVO program and a financing that strengthened our balance sheet and extended our cash runway into the second quarter of 2027,” said Tom Civik, Interim Chief Executive Officer and Director of Pyxis Oncology. “The additional capital gives us greater flexibility to incorporate longer patient follow-up and planned analyses into our next clinical updates. We expect to report updated monotherapy data in second-line and beyond recurrent/metastatic head and neck squamous cell carcinoma (2L+ R/M HNSCC) this fall, followed by updated first-line combination data with pembrolizumab in the fourth quarter. We remain focused on generating the clinical evidence needed to evaluate MICVO’s potential to address the significant unmet need in head and neck cancer, regardless of HPV status or prior therapy.”

Pipeline & Corporate Updates

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Pyxis Oncology expects to report updated data from the ongoing MICVO Phase 1 monotherapy study for 2L+ R/M HNSCC in Fall 2026. The update is expected to include patients treated at 5.4 mg/kg IV Q3W with a dose equivalent to or below a dose cap, together with detailed analyses of the dose cap impact on safety, tolerability, efficacy and initial durability.
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The Company completed target enrollment in the Phase 1 Part 2 monotherapy dose expansion study in the first quarter of 2026.
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The ongoing MICVO Phase 1 monotherapy study is a multi-part study. Part 1 was a dose escalation study across multiple doses and tumor types, with initial results shared in November 2024. Part 2, a dose expansion study in 2L+ R/M HNSCC, is currently ongoing. Preliminary Phase 1 study results in 2L+ R/M HNSCC were shared in December 2025, supporting MICVO’s broad potential to address a significant unmet need for patients regardless of HPV status or prior therapy.
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The dose expansion study of the ongoing MICVO Phase 1 monotherapy study includes two arms: post-platinum and anti-PD-(L)1-experienced patients (Arm 1) and post-EGFRi and anti-PD-(L)1-experienced patients (Arm 2). Target enrollment for each arm of the study was n=~20.
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In December 2025, a dose cap was implemented for higher body weight patients. Based on internal PK simulation modeling indicating that MICVO exposures with dose capping and adjusted ideal bodyweight (AIBW) dosing are expected to be comparable, dose capping was prioritized due to its operational simplicity and speed of implementation. The Fall 2026 monotherapy disclosure will remain focused on patients treated at or below the dose cap.
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Pyxis Oncology expects to report updated data from the ongoing Phase 1/2 combination dose escalation study of MICVO and Merck’s (known as MSD outside of the US and Canada) anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for 1L R/M HNSCC patients in the fourth quarter of 2026.

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The ongoing MICVO Phase 1/2 study evaluating MICVO in combination with KEYTRUDA® (pembrolizumab) is currently in dose escalation across multiple doses for the treatment of 1L R/M HNSCC. Preliminary positive results for the treatment of 1L/2L+ R/M HNSCC were shared in December 2025.
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In June 2026, Pyxis Oncology announced up to $114 million of private placement financing with new and existing healthcare-focused investors to advance MICVO through key clinical milestones.
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On July 2, 2026, the Company completed the private placement which resulted in upfront gross proceeds of approximately $50 million, before deducting placement agent fees and offering expenses, and anticipates up to an additional approximately $64 million of gross proceeds, before placement agent fees, if the accompanying warrants are exercised in full for cash.
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The upfront proceeds from the private placement, together with existing cash, extended the Company’s cash runway into the second quarter of 2027. The additional capital from the private placement provides flexibility to continue patient follow-up and allow the data to mature following completion of enrollment of the 2L+ R/M HNSCC study.

Second Quarter 2026 Financial Results

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As of June 30, 2026, Pyxis Oncology had cash and cash equivalents, including restricted cash, and short-term investments, of $34.5 million. Additionally, on July 2, 2026, the Company completed the private placement which resulted in upfront gross proceeds of approximately $50 million (of which $10.0 million was received on June 30, 2026), before deducting placement agent fees and offering expenses. The Company believes that its cash and cash equivalents, including restricted cash, and short-term investments as of June 30, 2026, along with the upfront proceeds from the private placement, will be sufficient to fund its operations into the second quarter of 2027.
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Research and development expenses were $16.1 million for the quarter ended June 30, 2026, compared to $17.1 million for the quarter ended June 30, 2025. The decrease was primarily due to a $3.5 million increase in clinical trial related expenses related to monotherapy and combination therapy of MICVO, $1.1 million increase in preclinical studies, offset by a reduction of $4.7 million in manufacturing costs.
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General and administrative expenses were $9.9 million for the quarter ended June 30, 2026, compared to $5.4 million for the quarter ended June 30, 2025. The increase was primarily due to an increase in severance costs and higher stock-based compensation.
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Net loss was $25.3 million, or ($0.40) per common share, for the quarter ended June 30, 2026, compared to $18.4 million, or ($0.30) per common share, for the quarter ended June 30, 2025. Excluding non-cash stock-based compensation expense, the net loss for the quarter ended June 30, 2026 was $19.8 million, compared to a net loss of $15.3 million for the quarter ended June 30, 2025.
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As of August 12, 2026, the outstanding number of shares of Common Stock of Pyxis Oncology was 83,408,050.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical-stage biopharmaceutical company developing therapeutics for difficult-to-treat cancers. The Company’s lead candidate, micvotabart pelidotin (MICVO), is a first-in-concept antibody-drug conjugate (ADC) that targets extradomain-B of fibronectin (EDB+FN), a non-cellular structural component of the tumor extracellular matrix (ECM). EDB+FN is selectively overexpressed in the tumor microenvironment of a wide range of solid tumors and largely absent from normal adult tissues. MICVO is designed to treat solid tumors through a three-pronged mechanism of action: direct cancer cell killing, bystander effect and immunogenic cell death. MICVO is currently being evaluated as monotherapy in a Phase 1 clinical study in patients with recurrent and metastatic head and neck squamous cell carcinoma (R/M HNSCC) and in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in a Phase 1/2 clinical study in patients with R/M HNSCC and other solid tumors. Pyxis Oncology is focused on advancing MICVO, with the goal of improving outcomes for patients living with R/M HNSCC and contributing to meaningful progress in cancer treatment.

MICVO received Fast Track Designation from the U.S. Food and Drug Administration for the treatment of adult patients with R/M HNSCC whose disease has progressed following treatment with platinum-based chemotherapy and an anti-PD-(L)1 therapy.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

To learn more, visit www.pyxisoncology.com or follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2026, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

IR@pyxisoncology.com

PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Milestone revenue	$—	$2,820	$—	$2,820
Operating expenses:
Research and development	16,057	17,133	36,040	34,177
General and administrative	9,933	5,437	14,310	11,307
Total operating expenses	25,990	22,570	50,350	45,484
Loss from operations	(25,990)	(19,750)	(50,350)	(42,664)
Other income, net:
Interest and investment income, net	255	995	712	2,236
Sublease income	389	684	1,020	1,199
Total other income, net	644	1,679	1,732	3,435
Loss before income taxes	(25,346)	(18,071)	(48,618)	(39,229)
Income tax expense	—	283	—	283
Net loss	$(25,346)	$(18,354)	$(48,618)	$(39,512)
Net loss per common share - basic and diluted	$(0.40)	$(0.30)	$(0.76)	$(0.64)
Weighted average shares of common stock outstanding - basic and diluted	63,991,609	61,918,826	63,695,177	61,486,290
Other comprehensive loss:
Net unrealized loss on marketable debt securities	(4)	(54)	(57)	(175)
Other comprehensive loss	(4)	(54)	(57)	(175)
Comprehensive loss	$(25,350)	$(18,408)	$(48,675)	$(39,687)

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$18,855	$15,422
Marketable debt securities	14,141	51,435
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	2,266	3,776
Total current assets	36,734	72,105
Property and equipment, net	7,237	7,997
Operating lease right-of-use asset	10,951	11,418
Total assets	$54,922	$91,520
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,269	$10,885
Private placement advance liability	10,000	—
Accrued expenses and other current liabilities	12,381	8,554
Operating lease liabilities, current portion	1,824	1,692
Total current liabilities	27,474	21,131
Operating lease liabilities, net of current portion	16,008	16,958
Financing lease liabilities, net of current portion	—	23
Total liabilities	43,482	38,112
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	63	63
Additional paid-in capital	503,176	496,469
Accumulated other comprehensive (loss) income	(4)	53
Accumulated deficit	(491,795)	(443,177)
Total stockholders’ equity	11,440	53,408
Total liabilities and stockholders’ equity	$54,922	$91,520